INDEPENDENT AUDITORS' CONSENT

American Pacific Corporation and Subsidiaries:

We consent to the incorporation by reference in this Registration Statement of American Pacific Corporation and Subsidiaries (the "Company") on Amendment No. 3 to Registration Statement No. 333-49883 on Form S-4 of our report dated November 14, 1997, appearing in the Annual Report on Form 10-K as amended by Form 10-K/A Amendment No. 4 of American Pacific Corporation for the year ended September 30, 1997, and of our report dated July 10, 1998, on Gibson Ranch Limited Liability Company appearing in the Company's Form 10-K as amended by Form 10-K/A Amendment No. 4 for the year ended September 30, 1997, and to the reference to us under the headings "Selected Consolidated Financial Information" and "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP

Las Vegas, Nevada
July 21, 1998